Exhibit 99.1

GUESS?, INC. ANNOUNCES EUR 100 MILLION EXPANSION
OF ITS EXISTING EUROPEAN CREDIT FACILITY
LOS ANGELES — July 1, 2024 — Guess?, Inc. (NYSE: GES) today announced the successful expansion of the borrowing capacity under its existing European revolving credit facility from €250 million to €350 million. The facility, maintained through the Company’s wholly-owned Swiss subsidiary, Guess Europe Sagl, has a remaining term of roughly three years.
In line with the Company’s focus on sustainability, the interest rate for the facility continues to be subject to an annual adjustment based on the achievement of specific sustainability goals aimed at reducing greenhouse gas emissions, increasing the use of sustainably sourced materials and increasing the penetration of the Company’s Guess ECO products.
Carlos Alberini, Chief Executive Officer of Guess?, Inc., commented, “The expansion of our European credit facility reflects the confidence of our lenders in our strategy and the importance of the European region to our overall Company. The expanded credit facility will provide incremental access to longer-term capital while continuing to align financial incentives with our sustainability goals.”
About GUESS?, Inc.
Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. On April 2, 2024, the Company acquired all the operating assets and a 50% interest in the intellectual property assets of New York-based fashion brand rag & bone, a leader in the American fashion scene, directly operating stores in the U.S. and in the U.K., and also available in high-end boutiques, department stores and through e-commerce globally. As of May 4, 2024, the Company directly operated 1,048 retail stores in Europe, the Americas and Asia. The Company’s partners and distributors operated 533 additional retail stores worldwide. As of May 4, 2024, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.
Guess?, Inc. Fabrice Benarouche
Senior Vice President Finance, Investor Relations and Chief Accounting Officer
(213) 765-5578
Source: Guess?, Inc.